Scholastic Reports Fiscal 2025 First Quarter Results
Company Affirms Fiscal 2025 Guidance

New York – September 26, 2024 – Scholastic Corporation (NASDAQ: SCHL), the global children’s publishing, education and media company, today reported financial results for the Company’s fiscal first quarter ended August 31, 2024.

Peter Warwick, President and Chief Executive Officer, said, “During our first quarter, Scholastic prepared for another important back-to-school season, as we executed on our long-term growth initiatives. In the seasonally quiet quarter for our school-based channels, first quarter’s operating loss improved modestly versus the prior year.

“Scholastic advanced its strategy as a global children’s media and content company last quarter, with engaging and critically acclaimed publishing, a growing slate of exciting media properties in development and production, and early wins from our acquisition of 9 Story Media Group. Scholastic-published titles maintained their presence on bestseller lists during the quarter, including the latest book in Aaron Blabey’s Bad Guys® series, with exciting new titles in major global franchises planned for release in the fall and spring. In our integrated Scholastic Entertainment division, we took advantage of early opportunities to monetize and expand the reach of Scholastic IP, with the launch of new The Magic School Bus® and Clifford Classic® channels on advertising-supported distribution platforms.

“With most children in the U.S. now back at school, our School Reading Events division remains as differentiated and relevant as ever, bringing the excitement of books, reading and stories to millions of kids and families, while generating approximately $200 million in cash and in-kind value last year to support schools and educators. In fiscal 2025 we remain focused on expanding the reach and impact of our Book Fairs and Clubs in this division, while innovating in how we serve our school partners. In our Education Solutions division, we continue to develop new structured literacy programs and supplemental products for schools, scheduled for launch next summer. We are confident these core businesses are well positioned for long-term growth.

“We remain focused on realizing Scholastic’s opportunity to create value and impact this year and beyond. We are affirming our fiscal 2025 guidance and are committed to our capital allocation priorities, including investing in our most compelling growth opportunities to meet the demand for children’s books, reading and media from a trusted brand, and returning capital to shareholders.”

Fiscal 2025 Q1 Review

In $ millions	First Quarter		Change
	Fiscal 2025	Fiscal 2024	$	%
Revenues	$237.2	$228.5	$8.7	4%

Operating income (loss)	$(88.5)	$(99.1)	$10.6	11%
Earnings (loss) before taxes	$(91.8)	$(98.0)	$6.2	6%
Diluted earnings (loss) per share	$(2.21)	$(2.35)	$0.14	6%

Operating income (loss), ex. one-time items *	$(85.6)	$(92.8)	$7.2	8%
Diluted earnings (loss) per share, ex. one-time items *	$(2.13)	$(2.20)	$0.07	3%

Adjusted EBITDA *	$(60.5)	$(70.6)	$10.1	14%

* Please refer to the non-GAAP financial tables attached

Revenues increased 4% to $237.2 million, reflecting the contribution of 9 Story Media Group, recorded in the Entertainment segment, partly offset by lower supplemental curriculum and collections product sales in Education Solutions.

Operating loss decreased 11% to $88.5 million in the quarter, including $2.9 million in one-time charges, compared to $99.1 million a year ago, which included $6.3 million of one-time charges. Excluding one-time charges, operating loss improved 8% from a year ago. The improved seasonal loss primarily reflected increased results in Children’s Book Publishing and Distribution. Adjusted EBITDA (a non-GAAP measure of operations explained in the accompanying tables) improved 14% to a loss of $60.5 million.

Quarterly Results

Children’s Book Publishing and Distribution

In the fiscal first quarter, the Children’s Book Publishing and Distribution segment’s revenues increased 3% to $105.4 million.

•Book Fairs revenues were $28.8 million, up 5% from the prior year period. Fairs activity is minimal during the first quarter based on the seasonality of the business. We expect participation at our book fairs to remain strong this school year, with fair count on track to achieve our target of 90,000 fairs in fiscal 2025.

~~•~~Book Clubs revenues were $2.7 million, in line with the prior year period. Clubs activity is seasonally quiet during the summer months. After strategically transitioning Book Clubs to a smaller, more profitable core business in fiscal 2024, we implemented new strategies to reengage customers this back-to-school season.

•Consolidated Trade revenues were $73.9 million, up 2% from the prior year period, primarily driven by higher foreign rights revenues, partly offset by lower frontlist sales compared to the prior year period when the Company released the paperback edition of the fourth book in the Hunger Games® series, The Ballad of Songbirds and Snakes. Fiscal 2025 revenues are expected to benefit from new releases in the second half of the fiscal year, including the newest book in Dav Pilkey’s Dog Man® series and the fifth book in Suzanne Collins’ Hunger Games® series, Sunrise on the Reaping.

Segment operating loss was $36.6 million, compared to $41.0 million a year ago. The year-over-year improvement was primarily driven by higher foreign rights revenues on relatively consistent operating expenses.

Education Solutions

Education Solutions revenues decreased 16% to $55.7 million, due to lower sales of supplemental curriculum products, as school districts focus on adopting and implementing new core programs. This was partly offset by increased sales to state-sponsored partners, driven by the growing number of kids participating in these programs.

Segment operating loss was $17.0 million, compared to $18.7 million in the prior period, primarily reflecting higher state-sponsored program revenues, as increases in participation have a significant impact on profitability, and lower operating expenses in the quarter, which more than offset the impact of lower segment revenues.

Entertainment

The newly formed Entertainment segment includes the operations of Scholastic Entertainment Inc. (SEI), which were included in the Children’s Book Publishing and Distribution segment in prior year periods, combined with 9 Story Media Group.

Segment revenues were $16.6 million, primarily reflecting the addition of 9 Story Media Group revenues, which closed in June.

Segment operating loss was $0.5 million which included one-time charges of $1.7 million. Excluding one-time charges, adjusted segment operating income was $1.2 million reflecting the contribution from 9 Story Media Group.

International

Excluding unfavorable foreign currency exchange of $0.2 million, International revenues were in line with the prior year period. Revenues increased on the strong performance of backlist sales in the U.K., which were offset by revenue declines in Canada.

Segment operating loss was $8.3 million compared to $8.2 million in the prior year period, which included one-time charges of $1.2 million in the prior year period. Excluding one-time charges, adjusted operating loss increased $1.3 million.

Overhead

Overhead costs were $26.1 million compared to $30.7 million in the prior year period, which included one-time charges of $1.2 million and $5.1 million, respectively. Excluding one-time charges, adjusted overhead costs decreased $0.7 million driven by lower employee-related expenses.

Capital Position and Liquidity

In $ millions	First Quarter		Change
	Fiscal 2025	Fiscal 2024	$	%
Net cash (used) provided by operating activities	$(41.9)	$(38.1)	$(3.8)	(10)%
Additions to property, plant and equipment and prepublication expenditures	(24.4)	(19.7)	(4.7)	(24)%
Net borrowings (repayments) of film related obligations	(2.4)	—	(2.4)	NM
Free cash flow (use)*	$(68.7)	$(57.8)	$(10.9)	(19)%

Net cash (debt)*	$(152.1)	$119.9	$(272.0)	NM

* Please refer to the non-GAAP financial tables attached

Net cash used by operating activities was $41.9 million, in line with the prior year period. Free cash use (a non-GAAP measure of operations explained in the accompanying tables) was $68.7 million in fiscal 2025, compared to free cash use of $57.8 million in the prior period, reflecting higher capital expenditures and production spend.

Net debt was $152.1 million compared to a net cash position of $119.9 million in the prior year period, reflecting the Company’s borrowings under its existing revolving credit facility to fund the acquisition of 9 Story Media Group.
The Company distributed $5.7 million in dividends and repurchased 163,194 shares of its common stock for $5.0 million in the first quarter. The Company expects to continue purchasing shares, from time to time as conditions allow, on the open market or in negotiated private transactions for the foreseeable future.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations including, as noted above, “Adjusted EBITDA” and “Free Cash Flow”. Please refer to the non-GAAP financial tables attached to this press release for supporting details on the impact of one-time items on operating income, net income and diluted EPS, and the use of non-GAAP financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.
Conference Call
The Company will hold a conference call to discuss its results at 4:30 p.m. ET today, September 26, 2024. Peter Warwick, Scholastic President and Chief Executive Officer, and Haji Glover, the Company’s Chief Financial Officer, Executive Vice President, will moderate the call.

A live webcast of the call can be accessed at https://edge.media-server.com/mmc/p/m98wgyws/ To access the conference call by phone, please go to https://register.vevent.com/register/BIba13029c72e1414fa441a92404a14a4d, which will provide dial-in details. To avoid delays, participants are encouraged to dial into the conference call five minutes ahead of the scheduled start time. Shortly following the call, an archived webcast and accompanying slides from the conference call will be posted at investor.scholastic.com.
About Scholastic
For more than 100 years, Scholastic Corporation (NASDAQ: SCHL) has been encouraging the personal and intellectual growth of all children, beginning with literacy. Having earned a reputation as a trusted partner to educators and families, Scholastic is the world's largest publisher and distributor of children's books, a leading provider of literacy curriculum, professional services, and classroom magazines, and a producer of educational and entertaining children's media. The Company creates and distributes bestselling books and e-books, print and technology-based learning programs for pre-K to grade 12, and other products and services that support children's learning and literacy, both in school and at home. With international operations and exports in more than 135 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online. Learn more at www.scholastic.com.

Contact

Investors:
Jeffrey Mathews
(212) 343-6741, investor_relations@scholastic.com

Media:
Anne Sparkman
(212) 343-6657, asparkman@scholastic.com

Forward-Looking Statements

This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets generally and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

Table 1

Scholastic Corporation
Consolidated Statements of Operations
(Unaudited)
(In $ Millions, except shares and per share data)

	Three months ended
	08/31/24	08/31/23
Revenues (1)	$237.2	$228.5
Operating costs and expenses:
Cost of goods sold	128.3	130.0
Selling, general and administrative expenses (2)	182.1	184.2
Depreciation and amortization	15.3	13.4
Total operating costs and expenses	325.7	327.6
Operating income (loss)	(88.5)	(99.1)
Interest income (expense), net	(3.0)	1.4
Other components of net periodic benefit (cost)	(0.3)	(0.3)
Earnings (loss) before income taxes	(91.8)	(98.0)
Provision (benefit) for income taxes (3)	(29.3)	(23.8)
Net income (loss) (1)	(62.5)	(74.2)
Basic and diluted earnings (loss) per share of Class A and Common Stock (4)
Basic	$(2.21)	$(2.35)
Diluted	$(2.21)	$(2.35)
Basic weighted average shares outstanding	28,290	31,564
Diluted weighted average shares outstanding	28,908	32,604

(1) The financial results of 9 Story Media Group from the date of acquisition on June 20, 2024 through August 31, 2024 are included in the Company’s consolidated results of operations as of August 31, 2024. The unaudited pro-forma consolidated results of operations for the three months ended August 31, 2024 and August 31, 2023 as if the acquisition had occurred on June 1, 2023, the beginning of fiscal 2024, includes revenues of $242.9 and $248.3, respectively, and net loss of $64.3 and $78.9, respectively.

(2) In the three months ended August 31, 2024 and August 31, 2023, the Company recognized pretax severance of $1.2 and $6.3, respectively, related to cost-savings initiatives. In the three months ended August 31, 2024, the Company recognized pretax costs of $1.7 related to the acquisition of 9 Story Media Group.

(3) In the three months ended August 31, 2024 and August 31, 2023, the Company recognized a benefit of $0.7 and $1.6, respectively, for income taxes in respect to one-time pretax items.
(4) Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

Table 2

Scholastic Corporation
Segment Results
(Unaudited)
(In $ Millions)

	Three months ended		Change
	08/31/24	08/31/23	$	%
Children’s Book Publishing and Distribution (1)
Revenues
Books Clubs	$2.7	$2.6	$0.1	4%
Book Fairs	28.8	27.3	1.5	5%
School Reading Events	31.5	29.9	1.6	5%
Consolidated Trade	73.9	72.5	1.4	2%
Total Revenues	105.4	102.4	3.0	3%
Operating income (loss)	(36.6)	(41.0)	4.4	11%
Operating margin	NM	NM

Education Solutions
Revenues	55.7	66.0	(10.3)	(16)%
Operating income (loss)	(17.0)	(18.7)	1.7	9%
Operating margin	NM	NM

Entertainment (1)
Revenues	16.6	0.4	16.2	NM
Operating income (loss)	(0.5)	(0.5)	0.0	NM
Operating margin	NM	NM

International
Revenues	56.8	57.2	(0.4)	(1)%
Operating income (loss)	(8.3)	(8.2)	(0.1)	(1)%
Operating margin	NM	NM

Overhead
Revenues	2.7	2.5	0.2	8%
Operating income (loss)	(26.1)	(30.7)	4.6	15%

Operating income (loss)	$(88.5)	$(99.1)	$10.6	11%

NM - Not meaningful
(1) The newly formed Entertainment segment includes the operations of Scholastic Entertainment Inc. (SEI), which were included in the Children’s Book Publishing and Distribution segment in prior periods, and 9 Story Media Group. The financial results for SEI for the three months ended August 31, 2023 have been reclassified to Entertainment to reflect this change.

Table 3

Scholastic Corporation
Supplemental Information
(Unaudited)
(In $ Millions)

Selected Balance Sheet Items
	08/31/24	08/31/23
Cash and cash equivalents	$84.1	$125.8
Accounts receivable, net	201.1	201.9
Inventories, net	310.3	353.2
Accounts payable	184.0	167.7
Deferred revenue	173.9	171.1
Accrued royalties	77.5	72.0
Film related obligations	34.1	—
Lines of credit and long-term debt	231.1	5.9
Net cash (debt) (1)	(152.1)	119.9
Total stockholders’ equity	957.3	1,054.6

Selected Cash Flow Items
	Three months ended
	08/31/24	08/31/23
Net cash provided by (used in) operating activities	$(41.9)	$(38.1)
Property, plant and equipment additions	(20.0)	(14.3)
Prepublication expenditures	(4.4)	(5.4)
Net borrowings (repayments) of film related obligations	(2.4)	—
Free cash flow (use) (2)	$(68.7)	$(57.8)

(1) Net cash (debt) is defined by the Company as cash and cash equivalents less production cash of $5.1 as of August 31, 2024, net of lines of credit, short-term and long-term debt. Film related obligations are not included. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.

(2) Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances) and cash acquired through acquisitions and from sale of assets, reduced by spending on property, plant and equipment and prepublication costs and adjusted for net cash flows from film related obligations. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

Table 4

Scholastic Corporation
Supplemental Results
Excluding One-Time Items
(Unaudited)
(In $ Millions, except per share data)

	Three months ended
	08/31/2024			08/31/2023
	Reported	One-time items	Excluding One-time items	Reported	One-time items	Excluding One-time items
Diluted earnings (loss) per share (1)	$(2.21)	$0.08	$(2.13)	$(2.35)	$0.15	$(2.20)
Net income (loss) (2)	$(62.5)	$2.2	$(60.3)	$(74.2)	$4.7	$(69.5)
Earnings (loss) before income taxes	$(91.8)	$2.9	$(88.9)	$(98.0)	$6.3	$(91.7)

Children’s Book Publishing and Distribution (3)	$(36.6)	$—	$(36.6)	$(41.0)	$—	$(41.0)
Education Solutions	(17.0)	—	(17.0)	(18.7)	—	(18.7)
Entertainment (3) (4)	(0.5)	1.7	1.2	(0.5)	—	(0.5)
International (5)	(8.3)	—	(8.3)	(8.2)	1.2	(7.0)
Overhead (6)	(26.1)	1.2	(24.9)	(30.7)	5.1	(25.6)
Operating income (loss)	$(88.5)	$2.9	$(85.6)	$(99.1)	$6.3	$(92.8)

(1) Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on rounded numbers may not yield the results as presented.
(2) In the three months ended August 31, 2024 and August 31, 2023, the Company recognized a benefit of $0.7 and $1.6, respectively, for income taxes in respect to one-time pretax items.
(3) The newly formed Entertainment segment includes the operations of Scholastic Entertainment Inc. (SEI), which were included in the Children’s Book Publishing and Distribution segment in prior periods, and 9 Story Media Group. The financial results for SEI for the three months ended August 31, 2023 have been reclassified to Entertainment to reflect this change.

(4) In the three months ended August 31, 2024, the Company recognized pretax costs of $1.7 related to the acquisition of 9 Story Media Group.
(5) In the three months ended August 31, 2023, the Company recognized pretax severance of $1.2 related to cost-savings initiatives.
(6) In the three months ended August 31, 2024 and August 31, 2023, the Company recognized pretax severance of $1.2 and $5.1, respectively, related to cost-savings initiatives.

Table 5

Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Adjusted EBITDA
(Unaudited)
(In $ Millions)

	Three months ended
	08/31/24	08/31/23
Earnings (loss) before income taxes as reported	$(91.8)	$(98.0)
One-time items before income taxes	2.9	6.3
Earnings (loss) before income taxes excluding one-time items	(88.9)	(91.7)
Interest (income) expense (1)	3.4	(1.4)
Depreciation and amortization (2)	25.0	22.5
Adjusted EBITDA (3)	$(60.5)	$(70.6)

(1) For the three months ended August 31, 2024, amount includes production loan interest of $0.4 amortized into cost of goods sold.
(2) For the three months ended August 31, 2024 and August 31, 2023, amounts include prepublication and production cost amortization of $6.7 and $6.7, respectively, and depreciation of $0.7 and $0.6, respectively, recognized in cost of goods sold, amortization of deferred financing costs of $0.1 and $0.1 respectively, and amortization of capitalized cloud software of $2.2 and $1.7, respectively, recognized in selling, general and administrative expenses.

(3) Adjusted EBITDA is defined by the Company as earnings (loss), excluding one-time items, before interest, taxes, depreciation and amortization. The Company believes that Adjusted EBITDA is a meaningful measure of operating profitability and useful for measuring returns on capital investments over time as it is not distorted by unusual gains, losses, or other items.

Table 6

Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Adjusted EBITDA by Segment
(Unaudited)
(In $ Millions)

	Three months ended
	08/31/24
	CBPD (1) (2)	EDUC (1)	ENT (1) (2)	INTL (1)	OVH (1)	Total
Earnings (loss) before income taxes as reported	$(36.6)	$(17.0)	$(1.1)	$(8.7)	$(28.4)	$(91.8)
One-time items before income taxes	—	—	1.7	—	1.2	2.9
Earnings (loss) before income taxes excluding one-time items	(36.6)	(17.0)	0.6	(8.7)	(27.2)	(88.9)
Interest (income) expense (3)	0.0	—	1.1	(0.0)	2.3	3.4
Depreciation and amortization (4)	7.5	6.2	3.5	1.9	5.9	25.0
Adjusted EBITDA (5)	$(29.1)	$(10.8)	$5.2	$(6.8)	$(19.0)	$(60.5)

	Three months ended
	08/31/23
	CBPD (1) (2)	EDUC (1)	ENT (1) (2)	INTL (1)	OVH (1)	Total
Earnings (loss) before income taxes as reported	$(41.1)	$(18.7)	$(0.5)	$(8.5)	$(29.2)	$(98.0)
One-time items before income taxes	—	—	—	1.2	5.1	6.3
Earnings (loss) before income taxes excluding one-time items	(41.1)	(18.7)	(0.5)	(7.3)	(24.1)	(91.7)
Interest (income) expense	0.0	0.0	—	(0.1)	(1.3)	(1.4)
Depreciation and amortization (4)	7.7	7.8	0.1	1.9	5.0	22.5
Adjusted EBITDA (5)	$(33.4)	$(10.9)	$(0.4)	$(5.5)	$(20.4)	$(70.6)

(1) The Company’s segments are defined as the following: CBPD - Children's Book Publishing and Distribution segment; EDUC - Education Solutions segment; ENT - Entertainment segment; INTL - International segment; OVH - unallocated overhead.
(2) The newly formed Entertainment segment includes the operations of Scholastic Entertainment Inc. (SEI), which were included in the Children’s Book Publishing and Distribution segment in prior periods, and 9 Story Media Group. The financial results for SEI for the three months ended August 31, 2023 have been reclassified to Entertainment to reflect this change.

(3) For the three months ended August 31, 2024, amount includes production loan interest of $0.4 amortized into cost of goods sold.
(4) Depreciation and amortization in the Children’s Book Publishing and Distribution, Education Solutions and International segments includes amounts allocated from overhead.
(5) Adjusted EBITDA is defined by the Company as earnings (loss), excluding one-time items, before interest, taxes, depreciation and amortization. The Company believes that Adjusted EBITDA is a meaningful measure of operating profitability and useful for measuring returns on capital investments over time as it is not distorted by unusual gains, losses, or other items.

3